Exhibit M

Execution Version

SHARE SUBSCRIPTION AGREEMENT

Dated as of December 25, 2015

between

CHINESEALL EDUCATION GROUP LIMITED (中文在線教育集團有限公司)

MA XIAOFENG

and

JOINGEAR LIMITED

i

SCHEDULE I	1

SCHEDULE II	1

ii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT, dated as of December 25, 2015, is by and between:

(1)                                                           ChineseAll Education Group Limited (中文在線教育集團有限公司)( the “Investor”), a private company limited by shares incorporated under the laws of Hong Kong;

(2)                                                           Mr.  Ma Xiaofeng, a holder of the passport of People’s Republic of China (number G46376524) (“Mr. Ma”); and

(3)                                                           Joingear Limited, an exempt company organized under the laws of the British Virgin Islands (the “Company” and together with the Investor, the “Parties”).

W I T N E S S E T H:

WHEREAS, Mr. Ma holds 6,167 ordinary shares, par value $1.00 each, of the Company  (“Ordinary Shares”), which, as of the date hereof represents all of the issued and outstanding share capital of the Company;

WHEREAS, on November 10, 2015, (i) the Company and SB Asia Investment Fund II L.P. entered into a Share Purchase Agreement (the “SB Asia Investment Fund SPA”), pursuant to which, upon the closing of the transactions contemplated thereby, the Company shall purchase 12,707,436 common shares, par value $0.01 per share (“Common Shares”) of ATA Inc. (“ATA”) at a price of $4.75 per each Common Share, and 1,219,886 American Depositary Shares of ATA (“ADSs,” each representing two Common Shares) at a price of $9.50 per each ADS for an aggregate purchase price of $71,949,238, and (ii) the Company and Treasure Master International Limited entered into a Share Purchase Agreement (the “Treasure Master International SPA”), pursuant to which, upon the closing of the transactions contemplated, the Company shall purchase 55,700 ADSs at a price of $9.50 per each ADS for an aggregate purchase price of $529,150;

WHEREAS, the Company wishes to issue and sell to the Investor, and the Investor wishes to purchase from the Company, 3,833 Ordinary Shares (the “Subscription Shares”) at a price of US$6,000.52 per Ordinary Share upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions.

The capitalized terms that are defined in Schedule II are used herein with the meanings set forth therein.

Section 1.2            Interpretation.

(a)           Headings.  The headings to the Articles, Sections and Subsections of this Agreement, any Schedule to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)           Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa;  (ii) reference to any gender includes each other gender; (iii) Schedule I and II to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (vi) a reference to any Article, Section, Subsection or Schedule shall be deemed to refer to the corresponding Article, Section, Subsection or Schedule of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1            Purchase and Sale of Subscription Shares.

At the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Subscription Shares (which number of Ordinary Shares are forth opposite the Investor’s name in Schedule I) on the terms and subject to the conditions set forth herein, free and clear of any Liens.  At the Closing, the Investor shall pay the Company US$23,000,000 (the “Subscription Price”) as consideration for the Subscription Shares.

Section 2.2            The Closing.

Subject to the fulfillment of the conditions set forth in Article VI, the issuance, purchase and sale of the Subscription Shares and the consummation of the other Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Company, the Investor and Mr. Ma may agree, as soon as possible (the date on which the Closing actually takes place being sometimes referred to herein as the “Closing Date”).  At the Closing, the Investor and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

Section 2.3            Investor Deliveries at the Closing.

At the Closing, the Investor shall deliver to the Company the Subscription Price by wire transfer of same-day funds to a bank account designated in writing by the Company at least two Business Days prior to the Closing.

Section 2.4            Company Deliveries at the Closing.

At the Closing, the Company shall deliver to the Investor:

(a)           certificates representing the Subscription Shares registered in the name of the Investor;

(b)           a certified true copy of the register of members of the Company reflecting that the Investor has been duly registered as the holder of the Subscription Shares; and

(c)           each of the  documents required to be delivered by the Company at the Closing pursuant to Section 6.2 (if any).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor as of the date of this Agreement and as of the Closing Date that:

Section 3.1            Organization.

The Company: (a) is an exempted company limited by shares duly organized, validly existing and in good standing under the laws of the British Virgin Islands; (b) has all requisite corporate power and authority to carry on its business as now conducted; (c) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The Company is not in default under or in violation of any provision of its Memorandum of Association or Articles of Association.

Section 3.2            Capitalization.

(a)           Immediately prior to the Closing, the authorized share capital of the Company shall consist of total of US$50,000 divided into 50,000 shares, all of which are designated as ordinary shares of a nominal or par value of US$1 each (“Ordinary Shares”) and 6,167 Ordinary Shares are issued and outstanding.

(b)           Immediately after the Closing, the authorized share capital of the Company shall consist of US$50,000 divided into 50,000 shares, all of which are designated as Ordinary Shares and 10,000 Ordinary Shares are issued and outstanding, of which 6,167 Ordinary Shares shall be registered in the name of Mr. Ma and 3,833 Ordinary Shares shall be registered in the name of the Investor.

(c)           The Company does not have in effect any dividend reinvestment plans or employee share purchase plans.

(d)           All outstanding Capital Shares have been duly authorized and validly issued and are fully-paid and nonassessable and have been issued without violation of any preemptive rights of any Person.

Section 3.3            Authorization; Execution and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions has been duly authorized by the Board and no further corporate action on the part of the Company (including any action by the shareholders of the Company) is required in connection therewith.

(b)           This Agreement has been duly executed and delivered by the Company and constitutes and will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and general equitable principles (regardless of whether enforceability is considered a proceeding in equity or at law) (“Enforceability Exceptions”).

Section 3.4            No Conflicts; Consents and Approvals.

(a)           The execution, delivery or performance by the Company of the this Agreement and the consummation of the Transactions will not (a) conflict with or violate any provision of the Memorandum of Association or Articles of Association of the Company; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Law applicable to the Company; (c) result in the imposition of any Lien upon any properties or assets of the Company, or (d) result in the Company being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations of the Company or any options or other rights exercisable for any of same.

(b)           The Company is not required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform this Agreement or to consummate the Transactions (“Company Approvals”).

Section 3.5            Validity of the Subscription Shares. Upon the issuance to the Investor in accordance with this Agreement, the Subscription Shares, will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1            Organization, Standing and Power.

The Investor is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Investor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

Section 4.2            Authorization; Execution and Investor.

The execution, delivery and performance by the Investor of this Agreement have been duly and validly authorized by all necessary action on the part of the Investor and do not require any further authorization or consent of the members of the Investor.  This Agreement has been duly executed and delivered by the Investor and constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3            No Conflict; Consents and Approvals.

(a)           Neither the execution, delivery or performance by the Investor of this Agreement, nor the consummation by the Investor of the Transactions will (i) in the case of a corporate entity, conflict with or violate any provision of any Organizational Document of the Investor or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Law applicable to the Investor or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.

(b)           Except for the filings with the Governmental Authorities (including without limitation to the National Development and Reform Commission of the People’s Republic of China and the Ministry of Commerce of the People’s Republic of China), the Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority in order for the Investor to execute, deliver and perform this Agreement and to consummate the Transactions.

Section 4.4            Not a U.S. Person.

The Investor is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

Section 4.5            Purchase Entirely for Own Account.

The Subscription Shares to be acquired by the Investor hereunder will be acquired for investment for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  The Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute any of the Subscription Shares.

Section 4.6            Investment Experience.

The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Subscription Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  The Investor understands that the purchase of the Subscription Shares involves substantial risk.

Section 4.7            Restricted Securities.

The Investor understands that the Subscription Shares issued to the Investor will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.8            No General Solicitation.

The Investor did not learn of the opportunity to purchase the Subscription Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications.

Section 4.9            Sufficient Funds.

The Investor shall have on the Closing Date sufficient funds on hand to pay in full the Subscription Price.

ARTICLE V

COVENANTS

Section 5.1            Access to Information.

(a)           In General.  From the date hereof until the Closing Date, the Company shall at all times afford the officers, employees and authorized representatives of the Investor (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company, all to the extent reasonably requested by the Investor.  The Investor agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.

(b)           Confidentiality Obligations.  The Investor hereby acknowledges that any confidential information of the Company or Mr. Ma made available to the Investor pursuant to this Section 5.1 will be strictly kept confidential with the Investor and may not be disclosed to any third party without both the Company’s and Mr. Ma’s prior written consent.

Section 5.2            Board Representation of ATA.

The Company shall use its reasonable best efforts (including exercising any voting rights attaching to the ATA Acquired Shares) to appoint or elect to the board of directors of ATA, within a reasonable period following the Closing, one individual designated by the Investor; provided, that such individual must be reasonably acceptable to Mr. Ma and meets the qualifications of any legal requirements or listing rules necessary to serve on the board of directors of ATA.

Section 5.3            Board Representation of the Company.

The Company and Mr. Ma shall use their respective reasonable best efforts to appoint or elect to the board of directors of the Company, within a reasonable period following the Closing, one individual designated by the Investor; provided, that such individual must be reasonably acceptable to Mr. Ma and meets the qualifications of any legal requirements necessary to serve on the board of directors of the Company.

Section 5.4            Indirect Interests of Parties In ATA Acquired Shares

Following the Closing and the closing of the acquisition of the ATA Acquired Shares under the SB Asia Investment Fund SPA and Treasure Master International SPA, each of Mr. Ma and the Investor shall have indirect interests through the Company in such number of ATA Acquired Shares consistent with the ratio of their ownership of the Company (“Ownership Ratio”), which Ownership Ratio immediately after the Closing shall be 61.67% and 38.33%, respectively. In the event there is a subsequent financing, such indirect interests of the Mr. Ma and the Investor in the ATA Acquired Shares shall be adjusted in proportion to the Ownership Ratio following the subsequent financing.

Section 5.5            Transfer Restrictions; Issuance of New Ordinary Shares; Right of First Refusal

(a)           Transfer restrictions. Except (i) as specifically provided in this Agreement, or (ii) any transfer to a Permitted Transferee or (iii) mutually agreed upon by Mr. Ma and the Investor, each of Mr. Ma and the Investor hereby agrees and acknowledges that it will not, and will procure that none of its Affiliates will, dispose or create any Encumbrances over the Ordinary Shares or its interests in ATA Acquired Securities arising from this Agreement without the consent of all of the Parties.

(b)           Transfer to the Permitted Transferee. Each of Mr. Ma and the Investor undertakes to ensure that prior to any transfer of Ordinary Shares to the Permitted Transferee, the Permitted Transferee shall first agree to become subject to the obligations of the transferring party pursuant to a deed of adherence in a form and substance reasonable satisfactory to the non-Transferring party (a “Deed of Adherence”). Each Party further agrees to extend the benefit of this Agreement to any Permitted Transferee who acquires Ordinary Shares in accordance with this Agreement and enters into a Deed of Adherence, but without prejudice to the continuation inter se of the rights and obligations of the Parties to this Agreement and any other Permitted Transferee who have entered into such a Deed of Adherence.

(c)           No New Share Issuance.  Except as specifically provided in this Agreement, the Company undertakes to Mr. Ma and the Investor not to, and each of Mr. Ma and the Investor undertakes to each other not to cause the Company to, issue any new Ordinary Shares or any other securities in the share capital of the Company, without first obtaining the prior written consent of each of Mr. Ma and the Investor.

(d)           Right of First Refusal.  If the Company proposes to transfer any equity securities of ATA to one or more third parties (a “Transfer”), each of Mr. Ma and the Investor shall agree on such Transfer and negotiate with each other in good faith with respect to whether Mr. Ma and/or the Investor will subscribe for additional equity interest of ATA or the Company.

Section 5.6            Principal Business

Except as approved by both Mr. Ma and the Investor, the Company shall not engage in any business other than the raising of financing in order to fund the acquisition of ATA Acquired Shares, the holding, voting and disposition of ATA Acquired Shares, any actions directly incidental thereto.

Section 5.7                                    Filings and Registrations

Each Party shall be responsible for its own filing with any governmental authority or agency including without limitation the U.S. Securities and Exchange Commission, the National Development and Reform Commission of the People’s Republic of China and the Ministry of Commerce of the People’s Republic of China in connection with the Transactions.

ARTICLE VI

CONDITIONS

Section 6.1                                    Conditions to the Company’s Obligations.

The obligation of the Company to sell and issue the Subscription Shares and to consummate the other Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a)                                 No Order.  No court or other Governmental Authority having jurisdiction over the Company or the Investor shall have instituted, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of this Agreement or any provision of this Agreement or (ii) seeks to restrain, prohibit or invalidate the consummation of the Transactions or to invalidate any provision of this Agreement.

(b)                                 Company Approvals.  Each Company Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or (ii) would reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Material Adverse Effect.

(c)                                  Performance of Obligations.  The Investor shall have performed in all material respects each of its covenants and agreements contained in this Agreement and required to be performed at or prior to the Closing.

(d)                                 Representations and Warranties.  The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date).

Section 6.2                                    Conditions to the Investor’s Obligations.

The obligation of the Investor to purchase the Subscription Shares and to consummate the Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(a)                                 No Order.  No court or other Governmental Authority having jurisdiction over the Company or the Investor shall have instituted, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or results or would result in a Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of the Transactions or to invalidate any provision of this Agreement.

(b)                                 Company Approvals.  Each Company Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of the Transactions or any provision of this Agreement or (ii) would reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Material Adverse Effect.

(c)                                  Performance of Obligations.  The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement and required to be performed at or prior to the Closing.

(d)                                 Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any changes, events or developments that have had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                    Survival.

The respective representations, warranties, covenants and agreements of the Company, Mr. Ma and the Investor set forth in this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing Date and the consummation of the Transactions until the first anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 (collectively, the “Surviving Representations”) shall survive indefinitely.

Section 7.2                                    Indemnification.

Subject to the limitations set forth in this Article VII, the Company shall indemnify, defend and hold harmless the Investor, its members, managers, officers, employees and Affiliates (collectively, the “Investor Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses (collectively, “Damages”) resulting from, in connection with or arising out of (i) any inaccuracy in any representation or warranty of the Company contained in this Agreement or (ii) any breach of or default under any of the covenants or agreements given or made by the Company in this Agreement; provided, however, that any claim by any Investor Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to Section 7.1 and that any claim by any Investor Indemnified Party under clause (ii) above shall be made within twelve (12) months of the time performance of such covenant or agreement is contemplated.

Section 7.3                                    Damages Threshold and Cap.

(a)                                 With respect to any claim by an Investor Indemnified Party for indemnification pursuant to clause (i) of Section 7.2, such Investor Indemnified Party may not seek indemnification with respect to any claim for Damages until the sum of all Damages for which all Investor Indemnified Parties are entitled to indemnification pursuant to such clause (i) equals or exceeds US$250,000, whereupon each Investor Indemnified Party shall be entitled to seek indemnification with respect to all Damages incurred by it.

(b)                                 The maximum liability of the Company for all indemnification claims pursuant to clause (i) of Section 7.2 (excluding claims based on breaches of Surviving Representations) shall not exceed an amount which equals fifteen percent (15%) of the Subscription Price, and the maximum liability of the Company for all indemnification claims pursuant to Section 7.2 (including claims based on breaches of Surviving Representations and claims with respect to any breach of any covenant, agreement or obligation of the Company contained in this Agreement) shall not exceed the Subscription Price.

Section 7.4                                    Indemnification Procedures.

In the event an Investor Indemnified Party has a claim against the Company under this Article VII, such Investor Indemnified Party shall deliver notice of such claim (which claim shall be described with reasonable specificity in such notice) with reasonable promptness to the Company.  The failure by such Investor Indemnified Party to so notify the Company shall not relieve the Company from any liability which it may have to such Investor Indemnified Party under this Article VII, except to the extent that the Company demonstrates that it has been actually prejudiced by such failure.  If the Company disputes its liability with respect to such claim, such Investor Indemnified Party and the Company shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 9.10.

Section 7.5                                    Third-Party Claims.

In the event that an Investor Indemnified Party becomes aware of a third-party claim which such Investor Indemnified Party believes may result in a demand for indemnification pursuant to this Article VII, such Investor Indemnified Party shall promptly notify the Company of such claim, and the Company shall be entitled to assume the defense of such claim (such election to be without prejudice to the right of the Company to dispute whether such claim constitutes indemnifiable Damages under this Article VII); provided, however, that such Investor Indemnified Party shall be entitled to participate, at the Investor Indemnified Party ‘s sole expense, in (but not control) such defense and (ii) the Company shall not settle such claim without the consent of such Investor Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement entails no payment of any kind by such Investor Indemnified Party and provides for the complete release from all liabilities and claims of any kind of such Investor Indemnified Party from such claim and the circumstances giving rise to such claim; provided, further, however, that if the Company does not elect to assume the defense of such claim pursuant to this sentence, then the Company may participate, at the Company’s sole expense, in such defense.

Section 7.6                                    Tax Treatment of Indemnity Payments.

Any indemnity payments made hereunder by the Company to an Investor Indemnified Party , shall be treated by the parties for all federal, state and local income tax purposes as an adjustment to the Subscription Price paid by the Investor for the Subscription Shares, and not as a dividend or other form of income payment from the Company to the Investor.

Section 7.7                                    Exclusivity.

Except in the case of fraud, the indemnification provisions of this Article VII shall be the Investor’s sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement and the Investor shall not pursue or seek any other monetary remedy.

Section 7.8                                    Certain Damages.

In no event shall the indemnification obligations under this Agreement or the term “Damages” cover or include consequential, incidental, special, indirect or punitive damages or lost profits suffered by an Investor Indemnified Party, whether based on statute, contract, tort or otherwise.

ARTICLE VIII

FURTHER AGREEMENTS

Section 8.1                                    Public Announcements.

The Investor and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Law or stock exchange rule.

Section 8.2                                    Fees and Expenses.

Except as otherwise expressly provided in this Agreement, each Party shall bear and pay its own costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereunder.

ARTICLE IX

GENERAL

Section 9.1                                    Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)                                 by  written consent of the Investor, Mr. Ma and the Company.

(b)                                 by the Investor if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(d) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Investor; provided that the Investor is not then in material breach of any representation or warranty made by it in this Agreement.

(c)                                  by the Company if there has been (i) a material breach of any of the representations or warranties of the Investor set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(d) or (ii) a material breach of any of the covenants or agreements of the Investor set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Investor of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty made by it in this Agreement.

(d)                                 by any of the Investor, Mr. Ma or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable;

(e)                                  by any of the Investor, Mr. Ma or the Company if the Closing shall not have occurred on or before December 31, 2015 (the “Upset Date”, as such date may be hereafter extended by agreement of the parties), unless the failure for the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

In the event of termination of this Agreement by any of the Investor, Mr. Ma or the Company, as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investor, Mr. Ma or the Company, or their respective officers, directors, managers, members or shareholders, except for Sections 8.2 and 9.1 and except that no such termination shall relieve any Party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

Section 9.2                                    Notices.

Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:

(i)                                     If to the Investor, at the following address:

ChineseAll Education Group Limited (中文在線教育集團有限公司)
Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive,     Admiralty, Hong Kong

(ii)                                  If to Mr. Ma, at the following address:

Mr. Ma Xiaofeng

1/F, East Gate, Building No.2, Jianwai SOHO,

No. 39, Dongsanhuanzhong Rd. Chaoyang District,

Beijing, China
E-mail: maxiaofeng@atai.net.cn

(iii)                               the Company, at the following address:

Joingear Limited

1/F, East Gate, Building No.2, Jianwai SOHO,

No. 39, Dongsanhuanzhong Rd. Chaoyang District,

Beijing, China
E-mail: maxiaofeng@atai.net.cn

Attention: Ma Xiaofeng

with a copy by fax or messenger or courier to:

O’Melveny & Myers LLP
Yin Tai Centre, Office Tower, 37th Floor
No. 2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, PRC
Facsimile No.: +86-10-6563-4201
Attention: David Roberts

or to such other respective addresses as may be designated by notice given in accordance with this Section 9.2.

Section 9.3                                    Complete Agreement; No Third-Party Beneficiaries.

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.  This Agreement, other than Article VII, is not intended to confer upon any person other than the Company, Mr. Ma and the Investor any rights or remedies hereunder.

Section 9.4                                    GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

Section 9.5                                    No Assignment.

Except as provided below, neither this Agreement nor any rights or obligations under it are assignable by any Party without the written consent of the other Parties.

Section 9.6                                    Counterparts and Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by electronic transmission or facsimile signature by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by electronic transmission or facsimile as if the original had been received.

Section 9.7                                    Remedies; Waiver.

Subject to Section 7.7, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company, Mr. Ma and the Investor shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other Party.

Section 9.8                                    Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and the Investor shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 9.9                                    Amendment; Waiver.

This Agreement may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 9.10                             Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the Parties hereto agree to be bound thereby and to act accordingly.

[the next page is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

COMPANY

JOINGEAR LIMITED

By:	/s/ Ma Xiaofeng
	Name:	Ma Xiaofeng
	Title:	Director

[Signature Page to SPA]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Mr. Ma

MA XIAOFENG

By:	/s/ Ma Xiaofeng

[Signature Page to SPA]

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

INVESTOR

ChineseAll Education Group Limited (中文在線教育集團有限公司)

By:	/s/ Tong Zhilei
Name: Tong Zhilei
Title: Director

[Signature Page to SPA]

SCHEDULE I

Investor	Number of Ordinary Shares to be Purchased	Subscription Price
Name: ChineseAll Education Group Limited (中文在線教育集團有限公司) Address: Unit 402, 4th Floor, Fairmont House, No. 8, Cotton Tree Drive, Admiralty, Hong Kong	3,833	23,000,000

1

SCHEDULE II

Defined Terms

“ADSs” has the meaning set forth in the recitals.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, though one or more intermediaries, Controls, is Controlled by, or under common Control with, the first mentioned Person.

“ATA” has the meaning set forth in the recitals.

“ATA Acquired Shares” means the Common Shares and ADSs from SB Asia Investment Fund II L.P. and Treasure Master International Limited under SB Asia Investment Fund SPA and the Treasure Master International SPA, respectively, and to purchase additional Common Shares and ADSs of ATA as deemed desirable from time to time.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the PRC, the State of New York or Hong Kong are authorized by law or executive order to close.

“Capital Shares” means any shares in the capital of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Shares” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Damages” has the meaning set forth in Section 7.2.

“Deed of Adherence” has the meaning set forth in Section 5.7(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.3(b).

“Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other entity.

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.

“Hong Kong” means the Special Administrative Region of Hong Kong.

“HKIAC” has the meaning set forth in Section 9.10.

“Investor” has the meaning set forth in the Preamble.

“Investor Indemnified Party” has the meaning set forth in Section 7.2.

“Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.

“Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, except (a) effects or changes (including general economic and political conditions) that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries and generally affect the industry in which the Company and its Subsidiaries operate; (b) effects or changes relating to loss of employees, suppliers, vendors, agents, customers or other business partners resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement; (c) effects or changes to the extent attributable to changes in PRC Law after the date of this Agreement and (d) any change or effect that results from any action taken by the Company at the request of the Investor or as required by the terms of this Agreement.

“Memorandum of and Articles of Association” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company as currently in effect.

“Mr. Ma” has the meaning set forth in the preamble.

“Ordinary Shares” has the meaning set forth in the recitals.

“Organizational Document” means, with respect to any Entity, any certificate or articles of incorporation, memorandum or articles of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of such Entity.

“Ownership Ratio” has the meaning set forth in Section 5.4.

“Permitted Transferee” in relation to (a) any legal entity means any wholly owned subsidiary for the time being of that legal entity and any other legal entity of which that first legal entity is a wholly owned subsidiary; and (b) any natural person means a relative of such person or any legal entity wholly owned by such person and/or a relative of such person.

“Person” means any individual, Entity, unincorporated association or Governmental Authority.

“PRC” means the People’s Republic of China, but for purpose of this Agreement, does not include Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“Rules” has the meaning set forth in Section 9.10.

“SB Asia Investment Fund SPA” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subscription Price” has the meaning set forth in Section 2.1.

“Subscription Shares” has the meaning set forth in the recitals.

“Surviving Representations” has the meaning set forth in Section 7.1.

“Treasure Master International SPA” has the meaning set forth in the recitals.

“Transactions” means the purchase and sale of the Subscription Shares and the other transactions contemplated by this Agreement.

“Transfer” has the meaning set forth in Section 5.5(d).

“Upset Date” has the meaning set forth in Section 9.1(e).

“USD”, “Dollars” or “US$” means the lawful currency of the United States of America.